DORAL ENERGY CORP. CLOSES EDDY COUNTY, NEW MEXICO ACQUISITION

Midland, Texas – October 23, 2009 – Doral Energy Corp. (OTC BB: DRLY) (“Doral” or “the Company”), announced today that its subsidiary, Doral West Corp. (“Doral West”) has closed an acquisition (“the Acquisition”) with Blugrass Energy, Inc. (“Blugrass”) and acquired a 40.0% working interest (“WI”) in all leases owned by Blugrass in and around the Cave Pool Unit located in Eddy County, New Mexico (the “Cave Pool Unit properties”), effective October 12, 2009. Blugrass Energy and Doral West now own 60% and 40% working interests, respectively, in the approximately 2,800 acres of the Cave Pool Unit properties, located approximately 5 miles northwest of Loco Hills, NM. Doral Energy Corp. will be the Operator of the Cave Pool Unit properties. As consideration for this transaction, Doral has agreed to be responsible for acquiring lease title opinions for the leases, having an initial independent third-party reserve report prepared for the Acquisition properties, and share proprietary geological and engineering data and information with Blugrass to enhance the redevelopment of the Cave Pool Unit properties. With this Acquisition, Doral Energy Corp. now owns a leasehold position of approximately 10,600 gross acres (8,920 net acres) in Eddy County, New Mexico.

The Cave Pool Unit properties are adjacent to 3 leases owned and operated by Doral which produce from 6 wells in the Grayburg and San Andres formations and contain 9 proved undeveloped (“PUD”) drilling locations in the Square Lake Field. The Cave Pool Unit properties currently produce approximately 10 BOEPD (barrels of oil equivalent per day) from a total of 39 wells which were drilled on 40-acre well spacing in the Grayburg formation of the Grayburg Jackson Pool. Currently 10 of these wells have been identified for mechanical repair jobs and will be reworked by Doral Energy in the near future, adding to the daily production from the properties. A redevelopment of the Cave Pool Unit as a 20-acre 5-spot Grayburg waterflood project could potentially add approximately 100 development drilling locations and potential gross reserves in excess of 3.0 million barrels of oil equivalent.

H. Patrick Seale, President and Chief Operating Officer of Doral, states, “Doral Energy is very pleased to successfully close this Acquisition quickly with our new partner, Blugrass Energy. These properties fit well within our existing Eddy County properties and will allow Doral to operate the Cave Pool Unit wells very economically and efficiently along with our existing 186 wells in the Artesia-Vacuum Trend. The exploitation and redevelopment of the Cave Pool Unit properties should be being very beneficial to both Doral Energy and Blugrass Energy.”

About Doral Energy Corp.

Doral Energy Corp. (OTCBB: DRLY) is an oil and gas exploitation and production company headquartered in Midland, Texas. Doral Energy Corp.'s strategy is to grow a portfolio of under-developed production and exploitation assets with the potential for generating near-term increases in existing production through operational improvements, and longer-term development of proved undeveloped reserves by infill drilling. Doral focuses on identifying acquisitions that generate immediate cash flow from production, but which also have strong proved developed non-producing and proved undeveloped reserves that can be tapped for significant growth. The prolific Permian Basin of Texas and New Mexico is the geographic region of focus for the Company's future acquisition activity. Doral's first producing assets, the Hanson Properties in Eddy County, New Mexico, located in the northwestern Permian Basin of New Mexico, are currently producing 135 BOEPD.

Further Information

Shareholders and investors are encouraged to visit Doral Energy's website at www.DoralEnergy.com for more information.

On behalf of DORAL ENERGY CORP.

Everett Willard ("Will") Gray, II
Chief Executive Officer

Forward Looking Statements

This news release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. In particular, there is no assurance that Doral will be able to re-finance its current credit facility or acquire any future properties.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom the Company has contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases. Additional information on risks for the Company can be found in the Company's filings with the US Securities and Exchange Commission.

Contacts:
Doral Energy Corp.
Brad Holmes
Nine Greenway Plaza, Suite 550
Houston, TX 77046
(713)654-4009 - office
(713)304-6962 - cell
b_holmes@att.net